DEGOLYER AND MACNAUGHTON
4925 GREENVILLE AVENUE, SUITE 400
ONE ENERGY SQUARE
DALLAS, TEXAS 75206

December 17, 2004

Statoil ASA
Forusbeen 50
N-4035 Stavanger
Norway

Gentlemen:

We hereby consent to the references to our firm under the headings "Information Required in the Registration Statement" and "Index to Exhibits" in the Securities and Exchange Commission Form S-8 submitted by Statoil ASA on or about December 17, 2004, and the inclusion by reference therein of our letter dated February 16, 2004, relating to a comparison of estimates prepared by DeGolyer and MacNaughton with those furnished by Statoil ASA of the proved oil, condensate, liquefied petroleum gas, and natural gas reserves as of December 31, 2003, from certain properties owned by Statoil ASA.

Very truly yours, /S/ DeGolyer and MacNaughton DeGOLYER and MacNAUGHTON